==================================================================




                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549



                                    FORM 8-K


                                 CURRENT REPORT




                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported) October 27, 1998
                                                      ----------------

                            Statewide Financial Corp.
                            -------------------------
             (Exact name of registrant as specified in its charter)


                New Jersey                0-26546            22-3397900
     --------------------------------   ------------   --------------------
     (State or other jurisdiction of    (Commission    (IRS Employer
          incorporation)                 File Number)   Identification No.)


           70 Sip Avenue, Jersey City, New Jersey             07306
     --------------------------------------------      --------------------
      (Address of principal executive offices)              (Zip Code)



     Registrant's telephone number, including area code (201) 795-4000
                                                         -------------




     ==================================================================



     Item 1.   Changes in Control of Registrant.
               ---------------------------------
               Not Applicable.



     Item 2.   Acquisition or Disposition of Assets.
               -------------------------------------
               Not Applicable.



     Item 3.   Bankruptcy or Receivership.
               ---------------------------
               Not Applicable.



     Item 4.   Changes in Registrant's Certifying Accountant.
               ----------------------------------------------
               Not Applicable.



     Item 5.   Other Events.
               -------------
               Registrant issued a press release on Tuesday, October 27, 1998 announcing Registrant's third quarter results and stock repurchase program.



     Item 6.   Resignations of Registrant's Directors.
               ---------------------------------------
               Not Applicable.



     Item 7.   Exhibits and Financial Statements.
               ----------------------------------

               Exhibit No.              Description
               -----------              -----------

                  99 Registrant issued a press release on Tuesday, October 27, 1998 announcing Registrant's third quarter results and stock repurchase program.



     Item 8.   Change in fiscal year
               ---------------------
               Not Applicable.


                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, Statewide Financial Corp. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                  STATEWIDE FINANCIAL CORP.
                                                  -------------------------
                                                       (Registrant)


     Dated:    November 5, 1998              By:  Bernard F. Lenihan
                                                  -------------------------
                                                  Senior Vice President and
                                                  Chief Financial Officer




                                  EXHIBIT INDEX
                                  -------------


                           CURRENT REPORT ON FORM 8-K
                           --------------------------



     Exhibit No.         Description
     -----------         -----------

     99 Registrant issued a press release on Tuesday, October 27, 1998 announcing Registrant's third quarter results and stock repurchase program.


     FOR IMMEDIATE RELEASE              Contact:  Augustine F. Jehle
     October 27, 1998                              (201)  795-4000
                                                  Anthony S. Cicatiello
                                                   (732)  382-1066 ext. 234


                Statewide Financial Corp. Reports Third Quarter
                           Net Loss of $0.09 Per Share

                  Special Charge Taken for Premium Amortization
                     Announces New Stock Repurchase Program


     JERSEY CITY, N.J., (October 27, 1998) -- Statewide Financial Corp. (NASDAQ: SFIN), the holding company for Statewide Savings Bank S.L.A. announced today that the Company has taken a pretax charge of $1,876,000, or $0.31 per share, basic and diluted, to recognize additional premium amortization in the Company's mortgage-backed investment securities portfolio related to current and anticipated pre-payment speeds.

     Victor M. Richel, Chairman, President and Chief Executive Officer stated, "In light of current market conditions, reductions in medium term interest rates and a continued high volume of pre-payments, the Company believes it is prudent to adjust its pre-payment assumptions regarding mortgage-backed investment securities. The Company will continue to monitor the actual performance of these portfolios and will continue to focus on its fundamental corporate objectives to reallocate assets to higher yielding commercial and consumer loans and strengthen its corporate franchise."

     Richel continued, "Despite this charge to third quarter earnings, the Company continues to realize significant growth and benefits from our current and previous initiatives. Although there have been record level prepayments and intensive middle market competition, the average balance of total loans, for both current and year-to-date periods, increased 4.4% and 1.9% over the third quarter and year-to-date periods of the prior year."

     Richel added that, "success in the execution of our plan to fill the service void to small and medium businesses is reflected in the growth of our commercial mortgage and business loan portfolios. The average balance of these portfolios has grown 62.4% and 63.7% during the current year periods over the same periods of the prior year. In addition, Statewide Mortgage Funding, a wholesale funding division initiated in June of this year to provide mortgage bankers with short-term financing secured by underlying real estate mortgages, exceeded our expectations by originating $120.6 million in loans since inception. At September 30, 1998 Funding had $41.2 million in loans outstanding, under lines of credit granted of $76.6 million, and for the quarter then ended, had average loans outstanding of $25.1 million. Moreover, as a result of expansion of, and emphasis through, our retail branch network, as well as continued marketing efforts, the average balance of the consumer loan portfolio has also grown 9.1% and 9.8% during the current year periods over the same periods of the prior year."

     "New business initiatives, including staffing and support in commercial lending, Statewide Funding, a new retail branch opening, and increased marketing has, as expected, resulted in higher cost during this quarter, and for the year-to-date, compared to the same periods of the prior year. The benefit of these costs has been a significant increase in commercial and consumer loans generated and demand deposits gathered." Richel added that "throughout 1998 the Company has partially offset expense growth by actions such as eliminating certain operating costs through the sale of its Passaic branch, eliminating the current year's executive incentive plan benefits, and reducing certain director benefits." He further noted that "despite this expense control, the rapid pace of first mortgage loans and securities repayment has more than offset the significant increase in asset generation." He continued that "in this uncertain interest rate environment, we maintained excess cash in short-term instruments, rather than expose the Company to extended duration risk, with the consequence that both interest-earning assets and the associated yield, decreased from the same periods of the prior year."

     The Company reported, including the special charge, a net loss of $341,000, or $0.09 per share, assuming dilution, for the three months ended September 30, 1998 as compared to net income of $1,382,000, or $0.32 per share, assuming dilution, for the same quarter during 1997. Basic loss per share was $0.09 for the third quarter of 1998, as compared to basic earnings per share of $0.33 for the third quarter of 1997. For the nine months ended September 30, 1998, net income totaled $2,177,000, or $0.52 per share, assuming dilution, compared to $4,157,000, or $0.96 per share assuming dilution, for the same period of the prior year. Basic earnings per share for the nine months ended September 30, 1998, were $0.55 per share compared to $0.99 per share for the same period of the prior year.

     Separately, the Company announced that its Board of Directors had approved a new stock repurchase program pursuant to which the Company may repurchase up to $4,500,000 in the Company's common stock. Purchases may be made from time to time in open market or privately negotiated transactions. Richel stated, "We believe this decision reflects the confidence that the Board and senior management has in the achievement of our strategic plan. Current market valuations of our stock, in light of our strategic accomplishments, make repurchases a prudent use of our capital."

     At September 30, 1998, the Company's total assets were $652.6 million, compared to $656.6 million at June 30, 1998, and $675.3 million at December 31, 1997. The period-end balances decreased $4.0 million between June 30, 1998 and September 30, 1998, as increases in the net loan portfolio and the debt and equity securities portfolio were offset by a decrease in the mortgage-backed securities portfolio. Loans at September 30, 1998 were $22.8 million higher than at June 30, 1998 as a result of Statewide Funding originations of $101.8 million, commercial mortgage and business loan originations of $6.3 million, and consumer loan originations of $4.6 million. These efforts more than offset repayments in these portfolios resulting in period-end loan balance growth over the preceding quarter-end of $31.1 million, $0.9 million and $0.8 million, respectively, to balances of $41.2 million, $60.1 million and $40.6 million respectively. In addition, repayments of residential mortgages, net of originations, resulted in a $11.0 million decline in the one-to-four family mortgage loan portfolio from the June 30, 1998 balance.

     The mortgage-backed securities portfolio decreased $27.5 million between September 30, 1998 and the preceding quarter, principally from normal amortization and significantly accelerated prepayments. Partially offsetting this decline was an increase in debt securities from the purchase of $25.0 million of corporate debt, offset by calls of $18.9 million of federal agency debt during the quarter.

     As compared to December 31, 1997, assets at September 30, 1998 were $22.7 million lower for reasons similar to those noted above. Loans at September 30, 1998 were $22.1 million higher than at December 31, 1997 as originations from Statewide Funding, commercial mortgage and business loans and consumer loans more than offset repayments in these and the one-to-four family mortgage loan portfolios from the December 31, 1997 balances. Debt securities at September 30, 1998 were $32.6 million more than the December 31, 1997 total, primarily reflecting the purchase of $56.5 million of corporate debt, offset by maturities and calls of $22.9 million of federal agency debt during the period. At September 30, 1998 the mortgage-backed securities portfolio reflected pay downs of $87.8 million from the beginning of the year. Cash was utilized in loan portfolio growth, purchases of debt securities, repurchases of the Company's common stock, and pay downs of short term borrowings. The remaining cash was invested into short term instruments in order to limit duration risk in the current low interest rate environment.

     Borrowed funds were $146.3 million at September 30, 1998. Of this amount $146.0 million have final maturity dates ranging from July 2000 to September 2002. All are callable earlier at the lender's option. Borrowed funds of $86.0 million with interest rates ranging from 5.43% to 5.54% are currently callable quarterly through maturity, and borrowed funds of $60.0 million with an interest rate of 5.52% is first callable in November, 1999 and callable quarterly thereafter. Borrowed funds remained flat as compared to the preceding quarter and decreased $14.0 million from December 31, 1997.

     Deposits totaled $438.3 million at September 30, 1998, as compared to $440.5 million at June 30, 1998 and $443.9 million at December 31, 1997. The decrease in total deposits from the prior quarter resulted primarily from a decrease of $5.5 million in certificates of deposit as depositors continue to seek higher rates and investment alternatives. Partially offsetting this decrease was an increase in core deposits of $3.3 million, or 1.3% to $263.8 million at September 30, 1998 reflecting cross selling and marketing initiatives. Growth in non-interest bearing demand accounts of $3.2 million coupled with a $6.3 million increase in savings accounts were partially offset by decreases in NOW accounts of $1.9 million and money market deposits of $4.3 million.

     The decrease in total deposits between December 31, 1997 and September 30, 1998 resulted primarily from the transfer of the lease and the sale of the deposits of the Company's Passaic N.J. branch during the second quarter of 1998 coupled with further controlled runoff of certificates of deposit. Despite the branch sale, core deposits increased $5.1 million, or 2.0%, while certificates of deposit decreased $10.7 million, or 5.8%. Growth in savings accounts of $11.0 million coupled with a $4.9 million increase in non-interest bearing demand accounts were partially offset by decreases in NOW accounts of $5.2 million and money market deposits of $5.6 million. Excluding the sale of the deposits of the Passaic branch, total deposits increased $1.0 million between December 31, 1997 and September 30, 1998, of which core deposits increased $9.5 million and certificates of deposit decreased $8.5 million.

     Shareholders' equity decreased $2.6 million and $3.7 million during the three-month and nine-month periods ended September 30, 1998, respectively, to $61.2 million. The decreases during these periods resulted primarily from repurchase and retirement of 225,458 shares of the Company's common stock and the payment of quarterly dividends, partially offset by the allocation of ESOP shares and other employee benefit plans. The change to shareholders' equity in three-month period also reflects a $75,000 (net of taxes) increase in the gain in the market value of the Company's investment portfolio over its June 30, 1998 valuation and a $341,000 reduction from the quarter's net loss. The change to shareholders' equity in the nine-month period reflects a reduction in the gain in the market value of the Company's investment portfolio over its December 31, 1997 valuation of $0.7 million (net of taxes) and an increase of $2,177,000 from the year-to-date period's net income.

     The results of operations for the three and nine months ended September 30, 1998 reflect decreases in net interest income, before provisions for loans losses, over the same periods a year ago, of $2.2 million and $2.7 million, respectively. Current year period decreases include the $1.9 million charge for the recognition of additional premium amortization on mortgage-backed securities. Aside from this special charge, decreases during the current year periods primarily resulted from premium amortization; margin compression as a result of reinvesting cash pay-downs in a lower interest rate environment; declines in average interest-earning assets as the Company de-leveraged compared to prior periods because of the lack of spread differential between short and longer-term investments; and increased non-interest expense substantially due to staffing, support and marketing efforts to implement the Company's plan of generating commercial and consumer loans and related core deposits, partially offset by increases in non-interest income as a result of the Company's fee enhancement programs.

     During the third quarter of 1998, the average balance of loans outstanding increased $14.4 million, or 4.4%, and the related yield increased 9 basis points to 7.95% from 7.86% from the same quarter last year, reflecting changes in the components of the Company's loan portfolio. Interest income from loans over the same periods increased $363,000, or 5.6%. Within this increase mortgage loan yields increased 13 basis points concurrent with a $21.2 million growth in non-residential mortgage loans as the Company continues with its strategic plan to focus on commercial loan relationships. This mortgage loan growth was offset by a reduction of $38.6 million in the average balance of one-to-four family mortgage loans. As a result, total interest on mortgage loans decreased $250,000 during the current quarter over the same quarter last year.

     The average balance of consumer loans increased $3.3 million, or 9.1% for the current quarter over the same quarter last year reflecting the Company's marketing efforts and its initiative in developing new loan products in response to community demand. This resulted in a $21,000 rise in consumer loan income despite a decline of 60 basis points in yield in this declining interest rate environment.

     Average commercial business loans, including wholesale loans to mortgage bankers, increased $28.5 million, or 186.9%, for the current quarter over the same period last year. Statewide Funding had average daily balances during the current quarter of $25.1 million, and the average commercial business loan portfolio increased $3.4 million, or 22.4%. Consequently, current year quarterly interest income on commercial business and wholesale loans to mortgage bankers increased $592,000, or 169.6% over the same period last year.

     The positive momentum in the loan portfolio was offset by a decrease of $84.4 million in current quarter average balance of the mortgage-backed securities portfolio from the same period of the prior year. Partially offsetting this decline, along with the increase in average loan portfolio mentioned above, was an increase in the average debt securities portfolio of $21.4 million, or 75.5%, for the current quarter over the same quarter last year. Average short term investments also increased from zero during the third quarter of 1997 to $14.8 million for the current quarter.

     During the nine months ended September 30, 1998 the average balance of loans outstanding increased $6.2 million, or 1.9%, and the related yield increased 4 basis points to 7.96% from 7.92% from the year ago period. The reasons are as stated above in the explanation of the quarterly change except for average balances because additional Company's resources were expanded in the second quarter of 1998 to increase these loans and their impact to average balance calculations is largely in the third quarter. Offsetting this increase in the average balance of loans outstanding is a reduction in the mortgage-backed securities portfolio of $42.7 million from the same period last year, reflecting normal and accelerated repayments.

     Throughout the decline in the interest rate environment, the Company has been reducing the interest rates it pays for deposits as well eliminating short term borrowings. In addition, the Company has increased demand deposits from relationships with its commercial customers. As a result, the cost of deposits and borrowings has been reduced by $637,000, and 25 basis points for the quarter, and $1.5 million, and 21 basis points, for the year-to-date period as compared to year ago periods.

     For both the three-month and nine-month periods ended September 30, 1998, increased prepayments in mortgage-backed securities caused related premiums to be amortized at a faster pace, and related excess cash flows to be deployed into lower yielding short-term instruments. Although yields on total loans increased for both the current year three-month and nine-month periods, total yields on interest-earning assets declined more rapidly then the cost of deposits and borrowed funds causing further contractions in the net interest margins for the periods. The increased loan yield resulted from focused efforts on originating higher yielding commercial and consumer loans. This increase in yields, as well as the tightening of the spread between interest-earning assets and deposits and borrowed funds and the $1.9 million mortgage backed security premium charge, are reflected in net interest margin of 3.39% and 3.41% for the three and nine months ended September 30,1998, respectively, as compared to 3.73% and 3.76% for the three and nine months ended September 30, 1997. Excluding the $1.9 million charge to the current year periods, the net interest margin would have declined 3 basis points and 5 basis points for the three and nine months ended September 30, 1998 from the same periods of the prior year.

     Provision for loan losses for the three months and nine months ended September 30, 1998 increased to $171,000 and $471,000 respectively, from $125,000 and $375,000 for the same periods during the prior year. The increase in provision for loan losses was determined by management after review of, among other things, the Company's loan portfolio, the risk inherent in the Company's lending activities, changes in the composition and volume of the Company's loan portfolio, and the local economy in the Company's market area.

     Non-interest income for the three and nine months ended September 30, 1998 totaled $0.6 million and $2.1 million respectively, as compared to $0.4 million and $1.2 million for the same periods of the prior year. Non-interest income for the nine months ended September 30, 1998 includes a $0.3 million gain on the sale of the Passaic branch. Excluding this one time gain realized in the second quarter of this year, non-interest income grew $249,000, or 62.1%, and $666,000, or 57.2% for the three and nine months ended September 30, 1998 over the same periods of the prior year. Richel stated, "Loan and deposit fees and charges continue to grow, reflecting the benefits from the implementation of prior period fee enhancement initiatives and the growth of our business." The increase over the same periods of the prior year reflect increased deposit account fees for monthly maintenance and returned check assessment charges, ATM surcharges for non-customer service usage, higher annuity sales generated throughout the bank's retail network, and increased earned loan fees and charges.

     Non-interest expense for the three and nine months ended September 30, 1998 totaled $4.8 million and $13.9 million respectively, as compared to $4.2 million and $12.7 million for the same periods of the prior year. The current year three-month and nine-month period increases over the same periods of the prior year primarily reflect increases in salaries and benefits due to current year staff increases for the newly formed Mortgage Funding division, personnel additions to the commercial lending division and staffing for the North Arlington N.J. branch; normal wage increases; and increased costs related to the Company's ESOP and other pension related programs. In addition, the three and nine months ended September 30, 1998 reflect an unrealized market loss leading to the diminution in the cash surrender value of policies held in conjunction with Company insurance programs, whereas in the year ago periods there had been gains; higher professional fees related to costs incurred in conjunction with the Company's ongoing FIRREA litigation against the Federal government, and marketing cost increases related to new product promotion and advertising. These costs are partially offset by lower stationery, printing and supplies, and correspondent bank charges. Non-interest expenses for the nine months ended September 30, 1998 also include increased professional fees for the Company's non-interest income earnings enhancement initiative and for review of Company benefit programs, as well as increased marketing costs related to the opening of the North Arlington branch and product name recognition. The expense increases incurred to date have been expected, and throughout 1998 the Company has partially offset expense growth by elimination of operating costs through the sale of the Passaic branch, elimination of the current year's executive incentive plan benefits, and reduction of certain director benefits.

     Headquartered in Jersey City, New Jersey, Statewide Savings Bank is a state chartered stock savings and loan association that conducts business from 16 locations in Hudson, Union and Bergen counties. Statewide's deposits are insured by the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation (FDIC).


     SELECTED FINANCIAL CONDITION DATA     September 30,  December 31,
                                            ------------  ------------
     dollars in thousands, except
      per share data                            1998          1997
                                                ----          ----

     Total Assets                             $652,628     $675,316
     Loans, Net                               $354,606     $332,509
     Debt and Equity Securities               $ 51,728     $ 19,093
     Mortgage-backed Securities               $198,774     $290,044
     Other Real Estate Owned, Net             $    727     $    440
     Total Deposits                           $438,322     $443,878
     Borrowed Funds                           $146,279     $160,300
     Shareholders' Equity                     $ 61,243     $ 64,907
     Book Value per share                     $  14.28     $  14.39

     SELECTED OPERATING DATA
                                    For the Three      For the Nine
                                    Months Ended       Months Ended
                                    September 30,      September 30,
                                    -------------      ------------
      dollars in thousands,
      except per share data         1998     1997     1998      1997
                                    ----     ----     ----      ----
      Interest Income              $9,738    $12,569   $33,478   $37,746
      Interest Expense              5,810      6,447    17,581    19,116
                                   ------    -------   -------   -------
      Net Interest Income           3,928      6,122    15,897    18,630
      Provision For Loan Losses       171        125       471       375
                                   ------    -------   -------   -------
      Net Interest Income After
       Provision For Loan Losses    3,757      5,997    15,426    18,255
      Non-interest Income             650        401     2,131     1,164
      Foreclosed Real Estate
      Expense, Net                     15         11        41        25
      Other Non-interest Expense    4,778      4,162    13,855    12,715
                                   ------    -------   -------   -------
      (Loss) Income Before
       Income Taxes                  (386)     2,225     3,661     6,679
      Income Tax (Benefits)
       Expense                        (45)       843     1,484     2,522
                                   ------    -------   -------   -------
      Net (Loss) Income            $ (341)   $ 1,382   $ 2,177   $ 4,157
                                   ======    =======   =======   =======
      (Loss) Earnings per share:
           Basic                   $(0.09)     $0.33     $0.55     $0.99
           Diluted                 $(0.09)     $0.32     $0.52     $0.96
      Weighted Average Number
       of Shares:
               Basic            3,914,679  4,157,248 3,981,646 4,213,283
               Diluted          3,914,679  4,305,557 4,161,318 4,343,154

                                    At or For the      At or For the
                                  Three Months Ended Nine Months Ended
                                    September 30,      September 30,
     SELECTED FINANCIAL RATIOS(1):    1998    1997     1998     1997
                                     -----    ----     ----     ----

     Return on Average Assets       (0.21)%    0.81%   0.44%    0.82%
     Return on Average Equity       (2.25)%    8.62%   4.58%    8.65%
     Capital to Assets               9.38 %    9.36%   9.38%    9.36%
     Net Interest Rate Spread (2)    3.11 %    3.40%   3.12%    3.44%
     Net Interest Margin (3)         3.39 %    3.73%   3.41%    3.76%
     Non-Interest Income to
      Average Assets                 0.40 %    0.23%   0.43%    0.23%
     Non-Interest Expense to
      Average Assets                 2.93 %    2.44%   2.81%    2.50%
     Efficiency Ratio (4)            74.26%   65.22%  71.12%   65.61%
     Average Interest Earning
      Assets to Average Deposits
      and Borrowings                107.67%  108.42% 108.06%  108.18%

                                            September 30, December 31,
     REGULATORY CAPITAL RATIOS:                  1998         1997
                                                 ----         ----
     Tangible Capital Ratio                      9.11%       8.96%
     Core Capital Ratio                          9.11%       8.96%

     ASSET QUALITY RATIOS:
     Non-Performing Loans to Total Net Loans     0.70%       0.75%
     Non-Performing Loans to Total Assets        0.38%       0.37%
     Non-Performing Assets to Total Assets       0.49%       0.44%
     Allowance for Loan Losses to
      Non-Performing Loans                     119.72%     113.18%
     Allowance for Loan Losses to Total
      Net Loans                                  0.83%       0.85%

     OTHER DATA:
     Number of Deposit Accounts                52,762      54,677
     Number of Offices (5)                         16          16


     Notes to Selected Financial Ratios

     (1)       Ratios are annualized where appropriate.

     (2) Interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average costs of average deposits and borrowed funds.

     (3) Net interest margin represents net interest income as a percent of average interest-earning assets.

     (4) Total non-interest expense divided by the sum of net interest income after provision for loan losses, and recurring non-interest income.

     (5) The Passaic branch was sold to Banco Popular FSB as of the close of business on April 9, 1998. On May 9, 1998, Statewide Savings Bank S.L.A. opened the North Arlington Branch.